SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) July 30, 2008

	Registrant, Address of Principal	I.R.S. employer
Commission File	Executive Offices and Telephone	Identification	State of
Number	Number	Number	Incorporation

1-08788	SIERRA PACIFIC RESOURCES P. O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358	Nevada

2-28348	NEVADA POWER COMPANY 6226 West Sahara Avenue Las Vegas, Nevada 895146 (702) 402-5000	88-0420104	Nevada
None

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Issuance and Sale of Nevada Power Company’s Series S Notes
     On July 30, 2008, Nevada Power Company (“NPC”), a wholly-owned subsidiary of Sierra Pacific Resources, issued and sold $500 million of its 6.50% General and Refunding Mortgage Notes, Series S, due 2018 (the “Series S Notes”). NPC will pay interest on the Series S Notes on February 1 and August 1 of each year, beginning on February 1, 2009. The Series S Notes will mature on August 1, 2018. The Series S Notes were issued pursuant to a registration statement (No. 333-146100-02) previously filed with the Securities and Exchange Commission (“SEC”). NPC filed a prospectus supplement with the SEC in connection with the issuance of the Series S Notes.
     The net proceeds from the issuance of the Series S Notes will be approximately $494.8 million, after deducting the underwriting discount and estimated expenses. Of the net proceeds from the sale of the Series S Notes, approximately $270 million will be used to repay amounts outstanding under NPC’s Revolving Credit Facility dated November 4, 2005, as amended, which matures November 2010, which amounts are borrowed at a weighted average interest rate of 3.22% as of July 25, 2008. The remaining approximately $224.8 million of net proceeds will be used for general corporate purposes.
     NPC may redeem the notes at its option at any time, in whole or in part, at a price of 100% of the principal amount of the Series S Notes being redeemed plus a make-whole premium.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: July 30, 2008	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer

Nevada Power Company
(Registrant)

Date: July 30, 2008	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer